EXHIBIT 15





August 28, 1995


Ross Stores, Inc.
Newark, California


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial statements of Ross Stores, Inc. for the three-month and six-month periods ended July 29, 1995 and July 30, 1994, as indicated in our independent accountants' review report dated August 18, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 29, 1995, is incorporated by reference in Registration Statements Nos. 33- 61373, 33-51916, 33-
51896, 33-51898, 33-41415, 33-41413 and 33-29600 of Ross
Stores, Inc. on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Very truly,


Deloitte & Touche LLP
San Francisco, CA